Exhibit 107
Calculation of Filing Fee Tables
424(b)(2)
(Form Type)
Independent Bank Corp.
(Exact Name of Registrar as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (1)

Newly Registered Securities

Fees to Be Paid	Debt	7.25% Fixed-to-Floating Rate Subordinated Notes due 2035	Rule 457(r)	$300,000,000	100.000%	$300,000,000	$0.00015310	$45,930.00

	Total Offering Amounts					$300,000,000		$45,930.00

	Total Fees Previously Paid					N/A		—

	Total Fee Offsets					N/A		—

	Net Fee Due					N/A		$45,930.00
Offering Note

(1)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). Payment of the registration fee at the time of filing of the registrant’s registration statement on
Form S-3
(File
No. 333-281375)
filed with the Securities and Exchange Commission on August 8, 2024 was deferred pursuant to Rules 456(b) and 457(r) of the Securities Act, and is paid herewith. This registration fee table shall be deemed to update the “Calculation of Registration Fee” table in such registration statement.